EXHIBIT 99.1


   Sapient to Announce First Quarter Financial Results and to File
     Delayed Reports and Restated Financial Statements on June 12

     Company Receives NASDAQ Filing Extension and Notice Regarding
                        Missed Form 10-Q Filing

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 21, 2007--Sapient (NASDAQ:
SAPE) today announced that it will release financial results for its first quarter ended March 31, 2007 after the close of trading on Tuesday, June 12. In addition, the company announced that on June 12 it expects to complete its restated financial statements and file with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2006 and its Forms 10-Q for the quarters ended June 30, 2006, September 30, 2006 and March 31, 2007.

    Following the release, Alan Herrick, Sapient's president and chief executive officer, and Joseph S. Tibbetts, Jr., chief financial officer, will discuss the results in a conference call beginning at 5:00 p.m. (ET), which will be broadcast live on the Internet.

    For webcast registration information, please go to http://www.sapient.com/about+us/investors.htm. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. To listen to the call live, please dial 866-800-8652 (inside the U.S.) or 617-614-2705 (outside the U.S.) and enter passcode 65373231 when prompted. A re-broadcast of the call will be available from June 12 at 7:00 p.m. (ET) through June 19 at 11:59 p.m. (ET) by dialing 888-286-8010 (within the U.S.) or 617-801-6888
(outside the U.S.) and entering passcode 87733070 when prompted.

    Nasdaq Extension to File Delayed Financial Reports

    Additionally, the company announced that on May 10, 2007 the Nasdaq Listing and Hearing Review Council approved the company's appeal and granted it an additional extension of time, until June 18, 2007, to file its delayed periodic reports and restated financial statements. The company plans to file these reports on Tuesday, June 12, 2007.

    Nasdaq Additional Staff Determination Letter

    Further, the company announced that, as expected, due to the delayed filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2007, it received an additional staff determination letter from the Nasdaq Listings Qualifications department stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14).

    About Sapient

    Sapient helps clients innovate their businesses in the areas of marketing, business operations, and technology. Leveraging a unique approach, breakthrough thinking, and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget.

    Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe, and India. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.

    CONTACT: Media Contact:
             Sapient
             Gail Scibelli, 617-452-1911
             gscibelli@sapient.com
             or
             Sapient
             Investor Contact:
             Noelle Faris, 617-374-3682
             nfaris@sapient.com